EXHIBIT 99.1

ITEM 1.       BUSINESS

The Company

Boston Scientific Corporation is a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties including interventional cardiology, cardiac rhythm management, peripheral interventions, electrophysiology, neurovascular intervention, endoscopy, urology, gynecology and neuromodulation. When used in this report, the terms “we,” “us,” “our” and “the Company” mean Boston Scientific Corporation and its divisions and subsidiaries.

Since we were formed in 1979, we have advanced the practice of less-invasive medicine by helping physicians and other medical professionals treat a variety of diseases and improve patients’ quality of life by providing alternatives to surgery and other medical procedures that are typically traumatic to the body. Some of the uses of our products include: enlarging narrowed blood vessels to prevent heart attack and stroke; clearing passages blocked by plaque to restore blood flow; detecting and managing fast, slow or irregular heart rhythms; mapping electrical problems in the heart; performing biopsies and intravascular ultrasounds; placing filters to prevent blood clots from reaching the lungs, heart or brain; treating urological, gynecological, renal, pulmonary, neurovascular and gastrointestinal diseases; and modulating nerve activity to treat chronic pain.

Our history began in the late 1960s when our co-founder, John Abele, acquired an equity interest in Medi-tech, Inc., a research and development company focused on developing alternatives to surgery. Medi-tech introduced its initial products in 1969, a family of steerable catheters used in some of the first less-invasive procedures performed. In 1979, John Abele joined with Pete Nicholas to form Boston Scientific Corporation, which indirectly acquired Medi-tech. This acquisition began a period of active and focused marketing, new product development and organizational growth. Since then, our net sales have increased substantially, growing from $2 million in 1979 to approximately $8.1 billion in 2008.

Our growth has been fueled in part by strategic acquisitions and alliances designed to improve our ability to take advantage of growth opportunities in the medical device industry. On April 21, 2006, we consummated our acquisition of Guidant Corporation. With this acquisition, we became a major provider in the cardiac rhythm management (CRM) market, enhancing our overall competitive position and long-term growth potential and further diversifying our product portfolio. This acquisition has established us as one of the world’s largest cardiovascular device companies and a global leader in microelectronic therapies. This and other strategic acquisitions have helped us to add promising new technologies to our pipeline and to offer one of the broadest product portfolios in the world for use in less-invasive procedures. We believe that the depth and breadth of our product portfolio has also enabled us to compete more effectively in, and better absorb the pressures of, the current healthcare environment of cost containment, managed care, large buying groups, government contracting and hospital consolidation and will generally assist us in navigating the current turmoil in the global economic markets.

Information including revenues, measures of profits or losses and total assets for each of our geographic segments, as well as net sales by business unit, appears in Note P – Segment Reporting to our 2008 consolidated financial statements included in Item 8 of this Annual Report.

The Cardiac Rhythm Management (CRM) Opportunity

As a result of our 2006 acquisition of Guidant, we now develop, manufacture and market products that focus on the treatment of cardiac arrhythmias and heart failure. These products accounted for 28 percent of our net sales in 2008 and 25 percent in 2007.  Natural electrical impulses stimulate the heart’s chambers to pump blood. In healthy individuals, the electrical current causes the heart to beat at an appropriate rate and in synchrony. We manufacture a variety of implantable devices that monitor the heart and deliver electricity to treat cardiac abnormalities, including:

•
Implantable cardiac defibrillator (ICD) systems used to detect and treat abnormally fast heart rhythms (tachycardia) that could result in sudden cardiac death, including implantable cardiac resynchronization therapy defibrillator (CRT-D) systems used to treat heart failure; and

•
Implantable pacemaker systems used to manage slow or irregular heart rhythms (bradycardia), including implantable cardiac resynchronization therapy pacemaker (CRT-P) systems used to treat heart failure.

Tachycardia (abnormally fast or chaotic heart rhythms) prevents the heart from pumping blood efficiently and can lead to sudden cardiac death. Our ICD systems (defibrillators, leads, programmers, our LATITUDE® Patient Management System and accessories) monitor the heart and deliver electrical energy, restoring a normal rhythm. Our defibrillators deliver tiered therapy—a staged progression from lower intensity pacing pulses designed to correct the abnormal rhythm to more aggressive shocks to restore a heartbeat. In 2008, we successfully launched our COGNIS® CRT-D and TELIGEN® ICD implantable defibrillators, which are small, thin, high-energy devices, in the U.S. and our EMEA (Europe/Middle East/Africa) region, as well as in certain Inter-Continental countries.

Heart failure (the heart’s inability to pump effectively) is a debilitating, progressive condition, with symptoms including shortness of breath and extreme fatigue. Statistics show that one in five persons die within the first year of a heart failure diagnosis, and patients with heart failure suffer sudden cardiac death at six to nine times the rate of the general population. The condition is pervasive, with approximately five million people in the U.S. affected.

Bradycardia (slow or irregular heart rhythms) often results in a heart rate insufficient to provide adequate blood flow throughout the body, creating symptoms such as fatigue, dizziness and fainting. Our cardiac pacemaker systems (pulse generators, leads, programmers and accessories) deliver electrical energy to stimulate the heart to beat more frequently and regularly. Pacemakers range from conventional single-chamber devices to more sophisticated adaptive-rate, dual-chamber devices.

Our remote monitoring system, the LATITUDE® Patient Management System, may be placed in a patient’s home (at their bedside) and reads implantable device information at times specified by the patient’s physician. The communicator then transmits the data to a secure Internet server where the physician or other qualified third party can access this medical information anytime, anywhere. In addition to automatic device data uploads, the communicator enables a daily confirmation of the patient’s device status, providing assurance the device is operating properly. The LATITUDE® Weight Scale and Blood Pressure Monitor is available as an optional component to the system. Weight and blood pressure data is captured by the communicator and sent to the secure server for review by the patient’s physician or other qualified third party. In addition, this weight and blood pressure information is available immediately to patients in their home to assist their compliance with the day-to-day and home-based heart failure instructions prescribed by their physician.

The Drug-Eluting Stent Opportunity

Our broad, innovative product offerings have enabled us to become a leader in the interventional cardiology market. This leadership is due in large part to our coronary stent product offerings. Coronary stents are tiny, mesh tubes used in the treatment of coronary artery disease, which are implanted in patients to prop open arteries and facilitate blood flow to and from the heart. We have further enhanced the outcomes associated with the use of coronary stents, particularly the processes that lead to restenosis (the growth of neointimal tissue within an artery after angioplasty and stenting), through dedicated internal and external product development, strategic alliances and scientific research of drug-eluting stent systems.  Drug-eluting stent systems accounted for 20 percent of our net sales in 2008 and 21 percent in 2007. Since our entry into the drug-eluting stent market with the launch of our proprietary polymer-based paclitaxel-eluting stent technology for reducing coronary restenosis, the TAXUS® Express²® coronary stent system, in the majority of our international markets in 2003 and in the U.S. in 2004, we have become the worldwide leader in the drug-eluting coronary stent market.  In 2008, we launched our second-generation drug-eluting stent system, the TAXUS® Liberté® stent system; as well as the PROMUS® everolimus-eluting stent system, supplied to us by Abbott Laboratories, in the U.S. following our earlier launches in our EMEA and Inter-Continental markets. In January 2009, we received approval from the Japanese Ministry of Health, Labor and Welfare to market our TAXUS® Liberté® stent system in Japan, and are planning to launch the TAXUS® Liberté® stent system in Japan during the first quarter of 2009. We expect to launch the PROMUS® stent system in Japan in the second half of 2009, subject to regulatory approval. We are the only company to offer two distinct drug-eluting stent platforms, which has enabled us to sustain our leadership position in the worldwide drug-eluting stent market.

We continue to develop and enhance our product offerings in the drug-eluting stent market.  In late 2008, we launched our TAXUS® Express²® Atom™ paclitaxel-eluting coronary stent system, a highly deliverable drug-eluting stent designed for treating small coronary vessels.  We expect to launch an internally developed and manufactured next-generation everolimus-based stent system, the PROMUS® Element™ platinum chromium coronary stent, in our EMEA region, as well as in certain Inter-Continental countries, in late 2009 and in the U.S. and Japan in mid-2012, subject to regulatory approval. Additionally, we are conducting clinical trials for our third-generation paclitaxel-eluting stent, the TAXUS® Element™ platinum chromium coronary stent system.

Business Strategy

Our business strategy is to lead global markets for less-invasive medical devices by developing and delivering products and therapies that address unmet patient needs, provide superior clinical outcomes and demonstrate compelling economic value. We intend to achieve leadership, drive profitable sales growth and increase shareholder value by focusing on the following key elements:

•	Customers
•	Innovation
•	Quality
•	People
•	Financial Strength

Customers

We consistently strive to understand and exceed the expectations of our customers. Each of our business groups maintains dedicated sales forces and marketing teams focusing on physicians who specialize in the diagnosis and treatment of different medical conditions. We believe that this focused disease state management enables us to develop highly knowledgeable and dedicated sales representatives and to foster close professional relationships with physicians.

We believe that we have positive working relationships with physicians and others in the medical industry, which enable us to gain a detailed understanding of new therapeutic and diagnostic alternatives and to respond quickly to the changing needs of physicians and their patients. Active participation in the medical community contributes to physician understanding and adoption of less-invasive techniques and the expansion of these techniques into new therapeutic and diagnostic areas.

Innovation

We offer products in numerous product categories, which are used by physicians throughout the world in a broad range of diagnostic and therapeutic procedures. The breadth and diversity of our product lines permit medical specialists and purchasing organizations to satisfy many of their less-invasive medical device requirements from a single source.

We are committed to harnessing technological innovation through a mixture of tactical and strategic initiatives that are designed to offer sustainable growth in the near and long term. Combining internally developed products and technologies with those obtained through our strategic acquisitions and alliances allows us to focus on and deliver products currently in our own research and development pipeline as well as to strengthen our technology portfolio by accessing third-party technologies.

Our commitment to innovation is demonstrated further by our clinical capabilities. Our clinical groups focus on driving innovative therapies aimed at transforming the practice of medicine. Our clinical teams are organized by therapeutic specialty to better support our research and development pipeline. During 2008, our clinical organization planned, initiated and conducted an expanding series of focused clinical trials that support regulatory and reimbursement requirements and demonstrated the safe and effective clinical performance of critical products and technologies.

Quality

Our commitment to quality and the success of our quality objectives are designed to build customer trust and loyalty. This commitment to provide quality products to our customers runs throughout our organization and is one of our most critical business objectives. In order to strengthen our corporate-wide quality controls, we established Project Horizon, a cross-functional initiative to improve and harmonize our overall quality processes and systems. Under Project Horizon, we made significant improvements to our quality systems, including in the areas of field action decision-making, corrective and preventative actions, management controls, process validations and complaint management systems.   At the end of 2007, we formally ended our Project Horizon program and transferred all open projects to sustaining organizations. In 2008, we implemented the Quality Master Plan to drive continuous improvement in compliance and quality performance. In addition, our Compliance and Quality Committee of our Board of Directors monitors our compliance and quality initiatives. Our efforts on our quality systems were recognized during the year with the approval of several new products by the U.S. Food and Drug Administration (FDA) and, in October 2008, the FDA informed us that our quality system is now in substantial compliance with its Quality System Regulations. Our quality policy, applicable to all employees, is “I improve the quality of patient care and all things Boston Scientific.” This personal commitment connects our people with our quality strategy.

People

We believe that success and leadership evolve from a motivating corporate culture that rewards achievement; respects and values individual employees and customers; and focuses on quality, patient care, integrity, technology and service. This high performance culture has embraced an intense focus on quality and doing business with integrity as an important part of our success. Being honest and fair with each other reflects on everything we do, especially as we take our quality commitment to new heights. Our Code of Conduct, applicable to all employees, officers and directors, is the cornerstone of our Corporate Integrity Program. We believe that our success is attributable in large part to the high caliber of our employees and our commitment to respecting the values on which we have based our success.

Financial Strength

We are focused on driving profitable sales growth, generating strong cash flow and actively managing our balance sheet. In 2008, we completed, continued or commenced several initiatives designed to increase our profitability and provide better focus on our core businesses and priorities, including:

•
Completed the sale of non-strategic businesses, consisting of our Auditory, Cardiac Surgery, Vascular Surgery, Venous Access and Fluid Management businesses, as well as our TriVascular Endovascular Aortic Repair (EVAR) program;

•	Substantially completed the sale of non-strategic investments;

•	Continued the restructuring of several businesses and product franchises in order to leverage resources, strengthen competitive positions, and create a more simplified and efficient business model;

•	Continued execution of significant expense and head count reductions; and

•
Commenced our Plant Network Optimization plan, a complement to our previously announced expense and head count reduction plan, which is intended to simplify our plant network, reduce our manufacturing costs and improve gross margins.

Our goal was, and continues to be, to better align expenses with revenues, while preserving our ability to make needed investments in quality, research and development projects, capital and our people that are essential to our long-term success. Each of these initiatives are described more fully in our Management’s Discussion and Analysis included in Item 7 of this Annual Report.

Research and Development

Our investment in research and development is critical to driving our future growth. We have directed our development efforts toward regulatory compliance and innovative technologies designed to expand current markets or enter new markets. We believe that streamlining, prioritizing and coordinating our technology pipeline and new product development activities are essential to our ability to stimulate growth and maintain leadership positions in our markets. Our approach to new product design and development is through focused, cross-functional teams. We believe that our formal process for technology and product development aids in our ability to offer innovative and manufacturable products in a consistent and timely manner. Involvement of the research and development, clinical, quality, regulatory, manufacturing and marketing teams early in the process is the cornerstone of our product development cycle. This collaboration allows these teams to concentrate resources on the most viable and clinically relevant new products and technologies and bring them to market in a timely manner. In 2009, we expect to see the benefits of manufacturing value improvement programs as our manufacturing engineers, many of whom have been focused on quality remediation over the last few years, are now once again focused on driving significant manufacturing cost improvement programs.  In addition to internal development, we work with hundreds of leading research institutions, universities and clinicians around the world to develop, evaluate and clinically test our products.

We believe our future success will depend upon the strength of these development efforts. In 2008, we expended more than $1 billion on research and development, representing approximately 12 percent of our 2008 net sales. Our investment in research and development reflects:

•
regulatory compliance and clinical research, particularly relating to our next-generation stent and CRM platforms and other internal development programs, as well as others obtained through our strategic acquisitions; and

•	sustaining engineering efforts which factor customer feedback into continuous improvement efforts for currently marketed and next generation products.

Acquisitions and Alliances

Since 1995, we have undertaken a strategic acquisition program to assemble the lines of business necessary to achieve the critical mass that allows us to continue to be a leader in the medical device industry.  Our 2008 acquisitions included the following:

•
Labcoat, Ltd., a development-stage company that is developing a proprietary drug-eluting stent coating technology designed to reduce the amount of polymer and drug that comes in contact with the wall of the treated vessel, while eliminating polymer and drug on the inner surface of the stent where endothelial cell growth is required for healing; and

•	CryoCor, Inc., a developer and manufacturer of a disposable catheter system based on proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias.

We expect that we will continue to focus selectively on strategic acquisitions and alliances in order to provide new products and technology platforms to our customers, including making additional investments in several of our existing strategic relationships.

Products

Our products are offered for sale principally by three dedicated business groups—CRM; Cardiovascular, including our Cardiovascular, and Neurovascular businesses; Endosurgery, including our Endoscopy and Urology/Gynecology businesses; and Neuromodulation. Our Cardiovascular organization focuses on products and technologies for use in interventional cardiology, cardiac rhythm management, peripheral interventions, electrophysiology and neurovascular. During 2008, we derived 79 percent of our net sales from our Cardiovascular businesses (76 percent in 2007), approximately 17 percent from our Endosurgery businesses (15 percent in 2007) and approximately three percent from our Neuromodulation business (two percent in 2007). The remaining one percent of our 2008 net sales (seven percent in 2007) was derived from businesses divested in the first quarter of 2008, some from which we continue to generate net sales as a result of post-separation transition services agreements.

The following section describes certain of our CRM, Cardiovascular, Endosurgery and Neuromodulation offerings:

Cardiac Rhythm Management (CRM)

We offer a variety of implantable devices that monitor the heart and deliver electrical impulses to treat cardiac rhythm abnormalities, including tachycardia (abnormally fast heartbeats), which can put patients at risk of sudden cardiac death and bradycardia (abnormally slow heartbeats), which impairs the ability to live a full life. We also offer cardiac resynchronization devices that treat heart failure by delivering electrical impulses to help the heart beat in a more coordinated fashion. A key component of many of our implantable device systems is our remote LATITUDE® Patient Management System, which provides clinicians with information about a patient’s device and clinical status non-invasively via the Internet, allowing for more frequent monitoring in order to guide treatment decisions.

In 2008, we launched several new CRM products, including the following:

ICD and CRT-D Systems

In 2008, we launched our first Boston Scientific-branded ICD and CRT-D devices, the CONFIENT® ICD and LIVIAN® CRT-D product lines, in the U.S. We also launched our COGNIS® CRT-D and TELIGEN® ICD products, which are small, thin high energy devices, in the U.S., EMEA and certain Inter-Continental countries. These full-featured pulse generators are based on a new common platform that offers clinicians innovative options for customizing therapy to address the needs of individual patients. We received regulatory approval in January 2009 to launch our CONFIENT® ICD in Japan and expect to launch our

COGNIS® and TELIGEN® devices in Japan in 2009, subject to regulatory approval.

In May 2008, our global launch of the ACUITY™ Spiral lead, a left ventricular lead, added to our left ventricular leads portfolio enabling us to offer physicians greater fixation options for delivering cardiac resynchronization therapy to patients with various venous anatomies.

Pacemaker Systems

In May 2008, we launched our first new pacemaker system globally under the Boston Scientific brand, the ALTRUA™ pacing system. The minute ventilation sensor in these pacemakers allows restoration of chronotropic competence to patients who lack the ability to moderate their heart rates appropriately in response to physiologic stress.  We expect to launch our ALTRUA™ pacing system in Japan in 2009, subject to regulatory approval.

Remote Patient Monitoring System

To support our ICD and CRT-D product lines, we launched two new enhancements to our LATITUDE® remote patient monitoring system in the U.S. These enhancements include an improved LATITUDE® web site and a smaller in-home communicator featuring touch-screen technology. We plan to begin introducing our LATITUDE® system in our EMEA region in 2009, subject to regulatory approval.

Electrophysiology

We offer medical devices for the diagnosis and treatment of cardiac arrhythmias. Included in our product offerings are RF generators, intracardiac ultrasound and steerable ablation catheters, and diagnostic catheters. Our leading brands include the Blazer™ cardiac ablation catheter, the Chilli II®™ cooled ablation catheter and the MAESTRO 3000® Cardiac Ablation System. Our electrophysiology products are distributed globally.

Interventional Cardiology

Drug-Eluting Stent Systems

We are the market leader in the worldwide drug-eluting stent market. We market our second-generation coronary stent, the TAXUS® Liberté® stent system; as well as the PROMUS® everolimus-eluting coronary stent system, supplied to us by Abbott, in our EMEA and Inter-Continental markets, and, in 2008, launched both products in the U.S. market, expanding our drug-eluting stent portfolio to include two distinct drug platforms. As of the closing of Abbott’s acquisition of Guidant’s vascular intervention and endovascular solutions businesses, we obtained a perpetual license to use the intellectual property used in Guidant’s drug-eluting stent system program purchased by Abbott. In 2008, we also initiated the U.S. launch of our TAXUS® Express²® Atom™ paclitaxel-eluting coronary stent system, a highly deliverable drug-eluting stent designed for treating small coronary vessels.

We expect to launch our TAXUS® Liberté® stent system in Japan in the first quarter of 2009. We plan to launch the PROMUS® everolimus-eluting coronary stent system in Japan in the second half of 2009, subject to regulatory approval. We are also incurring incremental costs and expending incremental resources in order to develop and commercialize additional products utilizing everolimus-eluting stent technology and to support an internally developed and manufactured next-generation everolimus-eluting stent system. We expect to launch an internally developed and manufactured next-generation everolimus-based stent system, the PROMUS® Element™ stent system, in our EMEA region, as well as certain Inter-Continental countries, in late 2009 and in the U.S. and Japan in mid-2012. In addition, we are conducting clinical trials for our third-generation paclitaxel-eluting stent, the TAXUS® Element™ platinum chromium coronary stent system, which we expect to launch in EMEA and certain Inter-Continental countries during the fourth quarter of 2009, and in the U.S. and Japan in mid-2011.

Bare-Metal Stent Systems

We offer our Liberté® bare-metal coronary stent system globally. The Liberté® coronary stent system serves as the platform for our second-generation paclitaxel-eluting stent system, the TAXUS® Liberté® coronary stent system. The Liberté® bare-metal coronary stent system is designed to enhance deliverability and conformability, particularly in challenging lesions. We are also developing a bare-metal version of the TAXUS® Element coronary stent system.

Coronary Revascularization

We market a broad line of products used to treat patients with atherosclerosis. Atherosclerosis, a principal cause of coronary artery obstructive disease, is characterized by a thickening of the walls of the coronary arteries and a narrowing of arterial lumens (openings) caused by the progressive development of deposits of plaque. The majority of our products in this market are used in percutaneous transluminal coronary angioplasty (PTCA) procedures and include bare-metal and drug-eluting stent systems; PTCA balloon catheters, such as the Maverick® balloon catheter; the Cutting Balloon® microsurgical dilatation device; rotational atherectomy systems; guide wires; guide catheters and diagnostic catheters.

Intraluminal Ultrasound Imaging

We market a family of intraluminal catheter-directed ultrasound imaging catheters and systems for use in coronary arteries and heart chambers as well as certain peripheral vessels.  The iLab® Ultrasound Imaging System, available in the U.S., Japan and other international markets, continues as our flagship console and is compatible with our full line of imaging catheters.  This system enhances the diagnosis and treatment of blocked vessels and heart disorders.

Peripheral Interventions

We sell various products designed to treat patients with peripheral disease (disease which appears in blood vessels other than in the heart and in the biliary tree), including a broad line of medical devices used in percutaneous transluminal angioplasty and peripheral vascular stenting. Our peripheral product offerings include vascular access products, balloon catheters, stents and peripheral vascular catheters, wires and accessories. In 2009, we will begin integrating certain products used for peripheral embolization procedures into our Peripheral Interventions business. We also sell products designed to treat patients with non-vascular disease (disease which appears outside the blood system). Our non-vascular suite of products includes biliary stents, drainage catheters, biopsy devices and micro-puncture sets, designed to treat, diagnose and palliate various forms of benign and malignant tumors. We market the PolarCath™ peripheral dilatation system used in CryoPlasty® Therapy, an innovative approach to the treatment of peripheral artery disease in the lower extremities.  In December 2008, we received FDA approval for our Express® SD Renal Monorail® premounted stent system for use as an adjunct to percutaneous transluminal renal angioplasty in certain lesions of the renal arteries. In October 2008, we received FDA approval for our Carotid WALLSTENT® Monorail® Endoprosthesis for the treatment of patients with carotid artery disease who are at high risk for surgery.

Neurovascular Intervention

We market a broad line of detachable coils (coated and uncoated), micro-delivery stents, micro-guidewires, micro-catheters, guiding catheters and embolics to neuro-interventional radiologists and neurosurgeons to treat diseases of the neurovascular system. We market the GDC® Coils (Guglielmi Detachable Coil) and Matrix® systems to treat brain aneurysms.  We plan to launch a next-generation family of detachable coils, including an enhanced delivery system, in the U.S. in the second half of 2009. We also offer the NeuroForm® stent for the treatment of wide neck aneurysms and the Wingspan® Stent System with Gateway® PTA Balloon Catheter, each under a Humanitarian Device Exemption approval granted by the FDA. The Wingspan Stent System is designed to treat atherosclerotic lesions or accumulated plaque in brain arteries. Designed for the brain’s fragile vessels, the Wingspan Stent System is a self-expanding, nitinol stent sheathed in a delivery system that enables it to reach and open narrowed arteries in the brain. The Wingspan Stent System is currently the only device available in the U.S. for the treatment of intracranial atherosclerotic disease (ICAD) and is indicated for improving cerebral artery lumen diameter in patients with ICAD who are unresponsive to medical therapy.

Embolic Protection

Our FilterWire EZ™ Embolic Protection System is a low profile filter designed to capture embolic material that may become dislodged during a procedure, which could otherwise travel into the microvasculature where it could cause a heart attack or stroke. It is commercially available in the U.S., EMEA and certain Inter-Continental countries for multiple indications, including the treatment of disease in peripheral, coronary and carotid vessels. It is also available in the U.S. for the treatment of saphenous vein grafts and carotid artery stenting procedures.

Endosurgery

Esophageal, Gastric and Duodenal (Small Intestine) Intervention

We market a broad range of products to diagnose, treat and palliate a variety of gastrointestinal diseases and conditions, including those affecting the esophagus, stomach and colon. Common disease states include esophagitis, portal hypertension, peptic ulcers and esophageal cancer. Our product offerings in this area include disposable single and multiple biopsy forceps, balloon dilatation catheters, hemostasis catheters and enteral feeding devices. We also market a family of esophageal stents designed to offer improved dilatation force and greater resistance to tumor in-growth. We offer the Radial Jaw® 4 Single-Use Biopsy Forceps, which are designed to enable collection of large high-quality tissue specimens without the need to use large channel therapeutic endoscopes.

Colorectal Intervention

We market a line of hemostatic catheters, polypectomy snares, biopsy forceps, enteral stents and dilatation catheters for the diagnosis and treatment of polyps, inflammatory bowel disease, diverticulitis and colon cancer.

Pancreatico-Biliary Intervention

We sell a variety of products to diagnose, treat and palliate benign and malignant strictures of the pancreatico-biliary system (the gall bladder, common bile duct, hepatic duct, pancreatic duct and the pancreas) and to remove stones found in the common bile duct. Our product offerings include diagnostic catheters used with contrast media, balloon dilatation catheters and sphincterotomes. We also market self-expanding metal and temporary biliary stents for palliation and drainage of the common bile duct. In addition, we market the Spyglass® Direct Visualization System for direct imaging of the bile duct system. The Spyglass system is the first single-operator cholangioscopy device that offers clinicians a direct visualization of the bile duct system and includes supporting devices for tissue acquisition, stone management and lithotripsy.

Pulmonary Intervention

We market devices to diagnose, treat and palliate diseases of the pulmonary system. Our product offerings include pulmonary biopsy forceps, transbronchial aspiration needles, cytology brushes and tracheobronchial stents used to dilate strictures or for tumor management.

Urinary Tract Intervention and Bladder Disease

We sell a variety of products designed primarily to treat patients with urinary stone disease, including: ureteral dilatation balloons used to dilate strictures or openings for scope access; stone baskets used to manipulate or remove stones; intracorporeal shock wave lithotripsy devices and holmium laser systems used to disintegrate stones; ureteral stents implanted temporarily in the urinary tract to provide short-term or long-term drainage; and a wide variety of guidewires used to gain access to specific sites. We have also developed other devices to aid in the diagnosis and treatment of bladder cancer and bladder obstruction.

Prostate Intervention

We market electro-surgical resection devices designed to resect large diseased tissue sites for the treatment of benign prostatic hyperplasia (BPH). We also market disposable needle biopsy devices, designed to take core prostate biopsy samples. We also market the Prolieve® Thermodilatation System, a transurethral microwave thermotherapy system for the treatment of BPH. In addition, we distribute and market the DuoTome™ SideLite™ holmium laser treatment system for treatment of symptoms associated with BPH.

Pelvic Floor Reconstruction and Urinary Incontinence

We market a line of less-invasive devices to treat female pelvic floor conditions in the areas of stress urinary incontinence and pelvic organ prolapse. These devices include a full line of mid-urethral sling products, sling materials, graft materials, pelvic floor reconstruction kits, suturing devices and injectables. We have exclusive U.S. distribution rights to the Coaptite® Injectable Implant, a next-generation bulking agent, for the treatment of stress urinary incontinence.

Gynecology

We also market other products in the area of women’s health. Our Hydro ThermAblator® System offers a less-invasive technology for the treatment of excessive uterine bleeding by ablating the lining of the uterus, the tissue responsible for menstrual bleeding.

Neuromodulation

We market the Precision® Spinal Cord Stimulation (SCS) system for the treatment of chronic pain of the lower back and legs. This system delivers advanced pain management by applying a small electrical signal to mask pain signals traveling from the spinal cord to the brain. The Precision System utilizes a rechargeable battery and features a patient-directed fitting system for fast and effective programming. The Precision System is also being assessed for use in treating other sources of peripheral pain.

Marketing and Sales

A dedicated sales force of approximately 2,300 individuals in approximately 40 countries internationally, and over 3,200 individuals in the U.S. marketed our products worldwide as of December 31, 2008. The majority of our net sales are derived from countries in which we have direct sales organizations. A network of distributors and dealers who offer our products worldwide accounts for our remaining sales. We will continue to leverage our infrastructure in markets where commercially appropriate and use third parties in those markets where it is not economical or strategic to establish or maintain a direct presence. We also have a dedicated corporate sales organization in the U.S. focused principally on selling to major buying groups and integrated healthcare networks.

In 2008, we sold our products to over 10,000 hospitals, clinics, outpatient facilities and medical offices. We are not dependent on any single institution and no single institution accounted for more than ten percent of our net sales in 2008. However, large group purchasing organizations, hospital networks and other buying groups have become increasingly important to our business and represent a substantial portion of our U.S. net sales.

Certain products are manufactured for us by third parties, such as the PROMUS® everolimus-eluting coronary stent system, introducer sheaths and certain guidewires, and pneumatic and laser lithotripters. Employing our sales and marketing strength, we expect to continue to seek new opportunities for distributing complementary products as well as new technologies.

International Operations

During the first quarter of 2009, we reorganized our international structure to provide more direct sales focus in the marketplace and now operate through three international business units: EMEA, consisting of Europe, the Middle East and Africa; Japan; and Inter-Continental, consisting of Asia Pacific and the Americas.  Maintaining and expanding our international presence is an important component of our long-term growth plan. Through our international presence, we seek to increase net sales and market share, leverage our relationships with leading physicians and their clinical research programs, accelerate the time to bring new products to market, and gain access to worldwide technological developments that we can implement across our product lines. After our acquisition of Guidant, we integrated Guidant’s international sales operations into our geographic regions. We have moved from a distributor model to a direct sales force, utilizing a dealer network, for our CRM products in Japan, which has negatively impacted our net sales and market share there and may continue to do so until we fully implement this model.

International net sales accounted for approximately 43 percent of our net sales in 2008. Net sales and operating income attributable to our 2008 geographic regions are presented in Note P—Segment Reporting to our 2008 consolidated financial statements included in Item 8 of this Annual Report.

We have five international manufacturing facilities in Ireland, two in Costa Rica and one in Puerto Rico. Approximately 32 percent of our products sold worldwide are manufactured at these facilities. Additionally, we maintain international research and development capabilities in Ireland, and Miyazaki, Japan, as well as physician training centers in Paris, France and Tokyo, Japan. In connection with certain of our restructuring initiatives, we intend to close two of our manufacturing plants in Ireland.

Manufacturing and Raw Materials

We are focused on continuously improving our supply chain effectiveness, strengthening our manufacturing processes and increasing operational efficiencies within our organization. By shifting global manufacturing along product lines, we are able to leverage our existing resources and concentrate on new product development, including the enhancement of existing products, and their commercial launch. We are implementing new systems designed to provide improved quality and reliability, service, greater efficiency and lower supply chain costs. We have substantially increased our focus on process controls and validations, supplier controls, distribution controls and providing our operations teams with the training and tools necessary to drive continuous improvement in product quality. In 2008, we continued to focus on examining our operations and general business activities to identify cost-improvement opportunities in order to enhance our operational effectiveness. In early 2009, we announced our Plant Network Optimization plan as a complement to our previously initiated expense and head count reductions.  The plan calls for reducing the number of our manufacturing plants from 17 to 12 over the next three years and relocating approximately 15 percent of our current value of production to different facilities.

We design and manufacture the majority of our products in technology centers around the world. Many components used in the manufacture of our products are readily fabricated from commonly available raw materials or off-the-shelf items available from multiple supply sources. Certain items are custom made to meet our specifications. We believe that in most cases, redundant capacity exists at our suppliers and that alternative sources of supply are available or could be developed within a reasonable period of time. We also have an on-going program to identify single-source components and to develop alternative back-up supplies. However, in certain cases, we may not be able to quickly establish additional or replacement suppliers for specific components or materials, largely due to the regulatory approval system and the complex nature of our manufacturing processes and those of our suppliers. A reduction or interruption in supply, an inability to develop and validate alternative sources if required, or a significant increase in the price of raw materials or components could adversely affect our operations and financial condition, particularly materials or components related to our TAXUS® drug-eluting stent system and our CRM products. In addition, our products require sterilization prior to sale and we rely primarily on third party vendors to perform this service.  To the extent our third party sterilizers are unable to process our products, whether due to raw material, capacity, regulatory or other constraints, we may be unable to transition to other providers in a timely manner, which could have an adverse impact on our operations.

We are reliant on Abbott for our supply of PROMUS® stent systems. Any production or capacity issues that affect Abbott’s manufacturing capabilities or the process for forecasting, ordering and receiving shipments may impact our ability to increase or decrease the level of supply to us in a timely manner; therefore, our supply of PROMUS® stent systems may not align with customer demand, which could have an adverse effect on our operating results. At present, we believe that our supply of PROMUS® stent systems from Abbott is sufficient to meet customer demand. Our supply agreement with Abbott for PROMUS® stent systems extends through the middle of the fourth quarter of 2009 in Europe, and is currently being reviewed by the European Commission for possible extension, and through the end of the second quarter of 2012 in the U.S. and Japan. We expect to launch an internally developed and manufactured next-generation everolimus-eluting stent system, the PROMUS® Element™ stent system, in our EMEA region and certain Inter-Continental countries in late 2009 and in the U.S. and Japan in mid-2012.

Under the terms of our supply arrangement with Abbott, the gross profit and operating profit margin of a PROMUS® stent system is significantly lower than that of our TAXUS® stent system.  Therefore, if sales of our PROMUS® stent system continue to increase in relation to our total drug-eluting stent system sales, our profit margins will continue to decrease.  Further, the price we pay Abbott for our supply of PROMUS® stent systems is determined by our contracts with them.  Our cost is based, in part, on previously fixed estimates of Abbott’s manufacturing costs for PROMUS® stent systems and third-party reports of our average selling price of PROMUS® stent systems. Amounts paid pursuant to this pricing arrangement are subject to a retroactive adjustment at pre-determined intervals based on Abbott’s actual costs to manufacture these stent systems for us and our average selling price of PROMUS® stent systems. During 2009, we may make a payment to or receive a payment from Abbott based on the differences between their actual manufacturing costs and the contractually stipulated manufacturing costs and differences between our actual average selling price and third-party reports of our average selling price, in each case, with respect to our purchases of PROMUS® stent systems from Abbott during 2008, 2007 and 2006. As a result, during 2009, our profit margins on the PROMUS® stent system may increase or decrease.

Quality Assurance

In January 2006, legacy Boston Scientific received a corporate warning letter from the FDA notifying us of serious regulatory problems at three of our facilities and advising us that our corporate-wide corrective action plan relating to three site-specific warning letters issued to us in 2005 was inadequate. We have identified solutions to the quality system issues cited by the FDA and have made significant progress in transitioning our organization to implement those solutions. We implemented and continue to use the Quality Master Plan to drive continuous improvement in compliance and quality performance. In addition, the Compliance and Quality Committee of our Board of Directors monitors our compliance and quality initiatives. During 2008, the FDA reinspected a number of our facilities and, in October 2008, informed us that our quality system is now in substantial compliance with its Quality System Regulations. The FDA has approved all of our requests for final approval of Class III product submissions previously on hold due to the corporate warning letter and has approved all currently eligible requests for Certificates to Foreign Governments (CFGs). The corporate warning letter remains in place pending final remediation of certain Medical Device Report (MDR) filing issues, which we are actively working with the FDA to resolve.

We are committed to providing high quality products to our customers. To meet this commitment, we have implemented updated quality systems and concepts throughout our organization. Our quality policy, applicable to all employees, is “I improve the quality of patient care and all things Boston Scientific.” This personal commitment connects our people with the vision and mission of Boston Scientific.  Our quality system starts with the initial product specification and continues through the design of the product, component specification process and the manufacturing, sales and servicing of the product. Our quality system is intended to build in quality and process control and to utilize continuous improvement concepts throughout the product life. These systems are designed to enable us to satisfy the various international quality system regulations, including those of the FDA with respect to products sold in the U.S.  All of our manufacturing facilities, including our U.S. and European distribution centers, are certified under the ISO 13485:2003 quality system standard for medical devices, which requires, among other items, an implemented quality system that applies to component quality, supplier control, product design and manufacturing operations. This certification can be obtained only after a complete audit of a company’s quality system by an independent outside auditor. Maintenance of the certification requires that these facilities undergo periodic re-examination.

We maintain an on-going initiative to seek ISO 14001 certification at our plants around the world. ISO 14001, the environmental management system standard in the ISO 14000 series, provides a voluntary framework to identify key environmental aspects associated with our businesses. We engage in continuous environmental performance improvement around these aspects. At present, ten of our manufacturing and distribution facilities have attained ISO 14001 certification. We expect to continue this initiative until each of our manufacturing facilities, including those we acquire, becomes certified.

Competition

We encounter significant competition across our product lines and in each market in which we sell our products from various companies, some of which may have greater financial and marketing resources than we do. Our primary competitors have historically included Johnson & Johnson (including its subsidiary, Cordis Corporation) and Medtronic, Inc. (including its subsidiary, Medtronic AVE, Inc.), as well as a wide range of companies that sell a single or limited number of competitive products or participate in only a specific market segment. Since we acquired Guidant, Abbott has become a primary competitor of ours in the interventional cardiology market and we now compete with St. Jude Medical, Inc. in the CRM and neuromodulation markets. We also face competition from non-medical device companies, such as pharmaceutical companies, which may offer alternative therapies for disease states intended to be treated using our products.

We believe that our products compete primarily on their ability to safely and effectively perform diagnostic and therapeutic procedures in a less-invasive manner, including ease of use, reliability and physician familiarity. In the current environment of managed care, economically-motivated buyers, consolidation among healthcare providers, increased competition and declining reimbursement rates, we have been increasingly required to compete on the basis of price, value, clinical outcomes, reliability and efficiency. We believe the current global economic conditions could put additional competitive pressure on us, including on our average selling prices, overall procedure rates and market sizes. We believe that our continued competitive success will depend upon our ability to create or acquire scientifically advanced technology, apply our technology cost-effectively and with superior quality across product lines and markets, develop or acquire proprietary products, attract and retain skilled development personnel, obtain patent or other protection for our products, obtain required regulatory and reimbursement approvals, continually enhance our quality systems, manufacture and successfully market our products either directly or through outside parties and supply sufficient inventory to meet customer demand.

Regulatory Environment

The medical devices that we manufacture and market are subject to regulation by numerous regulatory bodies, including the FDA and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device receives approval for commercial distribution.

In the U.S., permission to distribute a new device generally can be met in one of three ways. The first process requires that a pre-market notification (510(k) Submission) be made to the FDA to demonstrate that the device is as safe and effective as, or substantially equivalent to, a legally marketed device that is not subject to pre-market approval (PMA), i.e., the “predicate” device. An appropriate predicate device for a pre-market notification is one that (i) was legally marketed prior to May 28, 1976, (ii) was approved under a PMA but then subsequently reclassified from class III to class II or I, or (iii) has been found to be substantially equivalent and cleared for commercial distribution under a 510(k) Submission. Applicants must submit descriptive data and, when necessary, performance data to establish that the device is substantially equivalent to a predicate device. In some instances, data from human clinical trials must also be submitted in support of a 510(k) Submission. If so, these data must be collected in a manner that conforms to the applicable Investigational Device Exemption (IDE) regulations. The FDA must issue an order finding substantial equivalence before commercial distribution can occur. Changes to existing devices covered by a 510(k) Submission that do not raise new questions of safety or effectiveness can generally be made without additional 510(k) Submissions. More significant changes, such as new designs or materials, may require a separate 510(k) with data to support that the modified device remains substantially equivalent.

The second process requires the submission of an application for PMA to the FDA to demonstrate that the device is safe and effective for its intended use as manufactured. This approval process applies to certain class III devices. In this case, two steps of FDA approval are generally required before marketing in the U.S. can begin. First, we must comply with the applicable IDE regulations in connection with any human clinical investigation of the device in the U.S. Second, the FDA must review our PMA application, which contains, among other things, clinical information acquired under the IDE. The FDA will approve the PMA application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose.

The third process requires that an application for a Humanitarian Device Exemption (HDE) be made to the FDA for the use of a Humanitarian Use Device (HUD). A HUD is intended to benefit patients by treating or diagnosing a disease or condition that affects, or is manifested in, fewer than 4,000 individuals in the U.S. per year. The application submitted to the FDA for an HDE is similar in both form and content to a PMA application, but is exempt from the effectiveness requirements of a PMA. This approval process demonstrates there is no comparable device available to treat or diagnose the condition, the device will not expose patients to unreasonable or significant risk, and the benefits to health from use outweigh the risks. The HUD provision of the regulation provides an incentive for the development of devices for use in the treatment or diagnosis of diseases affecting small patient populations.

The FDA can ban certain medical devices; detain or seize adulterated or misbranded medical devices; order repair, replacement or refund of these devices; and require notification of health professionals and others with regard to medical devices that present unreasonable risks of substantial harm to the public health. The FDA may also enjoin and restrain certain violations of the Food, Drug and Cosmetic Act and the Safe Medical Devices Act pertaining to medical devices, or initiate action for criminal prosecution of such violations. International sales of medical devices manufactured in the U.S. that are not approved by the FDA for use in the U.S., or are banned or deviate from lawful performance standards, are subject to FDA export requirements. Exported devices are subject to the regulatory requirements of each country to which the device is exported. Some countries do not have medical device regulations, but in most foreign countries, medical devices are regulated. Frequently, regulatory approval may first be obtained in a foreign country prior to application in the U.S. to take advantage of differing regulatory requirements. Most countries outside of the U.S. require that product approvals be recertified on a regular basis, generally every five years. The recertification process requires that we evaluate any device changes and any new regulations or standards relevant to the device and conduct appropriate testing to document continued compliance. Where recertification applications are required, they must be approved in order to continue selling our products in those countries.

In the European Union, we are required to comply with the Medical Devices Directive and obtain CE Mark certification in order to market medical devices. The CE Mark certification, granted following approval from an independent notified body, is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. We are also required to comply with other foreign regulations such as the requirement that we obtain Ministry of Health, Labor and Welfare approval before we can launch new products in Japan. The time required to obtain these foreign approvals to market our products may vary from U.S. approvals, and requirements for these approvals may differ from those required by the FDA.

We are also subject to various environmental laws, directives and regulations both in the U.S. and abroad. Our operations, like those of other medical device companies, involve the use of substances regulated under environmental laws, primarily in manufacturing and sterilization processes. We believe that compliance with environmental laws will not have a material impact on our capital expenditures, earnings or competitive position. Given the scope and nature of these laws, however, there can be no assurance that environmental laws will not have a material impact on our results of operations. We assess potential environmental contingent liabilities on a quarterly basis. At present, we are not aware of any such liabilities that would have a material impact on our business. We are also certified with respect to the enhanced environmental FTSE4Good criteria and are a constituent member of the London Stock Exchange’s FTSE4Good Index, which recognizes companies that meet certain corporate responsibility standards. In 2008, we were recognized for environmental stewardship, winning a Leadership in Energy and Environmental Design (LEED) award for the renovation of our research and development facility in Marlborough, Massachusetts.

We are members of the U.S. Climate Action Partnership (USCAP).  USCAP is a diverse group of 27 major businesses and six environmental non-governmental organizations with a commitment to work with Congress and the President to rapidly enact legislation that would significantly slow, stop and reverse the growth of greenhouse gas emissions.

Government Affairs

We maintain a global Government Affairs presence in Washington D.C. to actively monitor and influence a myriad of legislative and administrative policies impacting us, both on a domestic and an international basis. The Government Affairs office works closely with members of Congress, key Congressional committee staff and White House and Administration staff, which facilitates our active engagement on issues affecting our business. Our proactive approach and depth of political and policy expertise are aimed at having our positions heard by federal, state and global decision-makers, while also advancing our business objectives by educating policymakers on our positions, key priorities and the value of our technologies.

The Government Affairs office also manages the Company’s political action committee and works closely with trade groups on issues affecting our industry and healthcare generally.

Community Outreach

We have developed a program to assist to “close the gap“ in addressing disparities in cardiovascular care for women, black Americans, and Hispanic/Latino Americans.  In 2006, a team of physicians and health care professionals from across the United States came together to look at ways to address these disparities by creating a “Proof of Principle” pilot in ten test market cities. The committee facilitated the development of educational tools and community events, to help healthcare professionals improve outcomes for specific underserved patient populations.

We believe that healthcare professionals can provide enhanced service, and ensure better communications with patients when they are skilled in engaging women and other minority patients. This is especially important as these underserved patient populations continue to grow.

Third-Party Coverage and Reimbursement

Our products are purchased principally by hospitals, physicians and other healthcare providers around the world that typically bill various third-party payors, including governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs, for the healthcare services provided to their patients. Third-party payors may provide or deny coverage for certain technologies and associated procedures based on independently determined assessment criteria. Reimbursement by third-party payors for these services is based on a wide range of methodologies that may reflect the services’ assessed resource costs, clinical outcomes and economic value. These reimbursement methodologies confer different, and sometimes conflicting, levels of financial risk and incentives to healthcare providers and patients, and these methodologies are subject to frequent refinements. Third-party payors are also increasingly adjusting reimbursement rates and challenging the prices charged for medical products and services. There can be no assurance that our products will be covered automatically by third-party payors, that reimbursement will be available or, if available, that the third-party payors’ coverage policies will not adversely affect our ability to sell our products profitably.

Initiatives to limit the growth of healthcare costs, including price regulation, are also underway in many countries in which we do business including the U.S. under the new administration. Implementation of cost containment initiatives and healthcare reforms in significant markets such as the U.S., Japan, Europe and other international markets may limit the price of, or the level at which reimbursement is provided for, our products and may influence a physician’s selection of products used to treat patients. Spending on health care in some countries, including the U.S., may also be affected by the global economic slowdown.

Proprietary Rights and Patent Litigation

We rely on a combination of patents, trademarks, trade secrets and non-disclosure agreements to protect our intellectual property. We generally file patent applications in the U.S. and foreign countries where patent protection for our technology is appropriate and available. At December 31, 2008, we held approximately 6,500 U.S. patents, many of which have foreign counterparts, and had more than 10,000 patent applications pending worldwide that cover various aspects of our technology. In addition, we hold exclusive and non-exclusive licenses to a variety of third-party technologies covered by patents and patent applications. There can be no assurance that pending patent applications will result in the issuance of patents, that patents issued to or licensed by us will not be challenged or circumvented by competitors, or that these patents will be found to be valid or sufficiently broad to protect our technology or to provide us with a competitive advantage.

We rely on non-disclosure and non-competition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets and proprietary knowledge.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, particularly in the areas in which we compete. We have defended, and will continue to defend, ourself against claims and legal actions alleging infringement of the patent rights of others. Adverse determinations in any patent litigation could subject us to significant liabilities to third parties, require us to seek licenses from third parties, and, if licenses are not available, prevent us from manufacturing, selling or using certain of our products, which could have a material adverse effect on our business. Additionally, we may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how and to determine the scope and validity of the proprietary rights of others. Patent litigation can be costly and time-consuming, and there can be no assurance that our litigation expenses will not be significant in the future or that the outcome of litigation will be favorable to us. Accordingly, we may seek to settle some or all of our pending litigation. Settlement may include cross licensing of the patents that are the subject of the litigation as well as our other intellectual property and may involve monetary payments to or from third parties.

See Item 3. Legal Proceedings and Note L—Commitments and Contingencies to our 2008 consolidated financial statements included in Item 8 of this Annual Report for a further discussion of patent and other litigation and proceedings in which we are involved. In management’s opinion, we are not currently involved in any legal proceeding other than those specifically identified in Note L, which, individually or in the aggregate, could have a material effect on our financial condition, results of operations and liquidity.

Risk Management

The testing, marketing and sale of human healthcare products entails an inherent risk of product liability claims. In the normal course of business, product liability and securities claims are asserted against us. Product liability and securities claims may be asserted against us in the future related to events unknown at the present time. We are substantially self-insured with respect to product liability claims. We maintain insurance policies providing limited coverage against securities claims. The absence of significant third-party insurance coverage increases our potential exposure to unanticipated claims or adverse decisions. Product liability claims, product recalls, securities litigation and other litigation in the future, regardless of outcome, could have a material adverse effect on our business. We believe that our risk management practices, including limited insurance coverage, are reasonably adequate to protect against anticipated product liability and securities litigation losses. However, unanticipated catastrophic losses could have a material adverse impact on our financial position, results of operations and liquidity.

Employees

As of December 31, 2008, we had approximately 24,800 employees, including approximately 12,700 in operations; 1,800 in administration; 4,200 in clinical, regulatory and research and development; 5,500 in selling and marketing; and 600 in distribution. Of these employees, we employed approximately 8,900 outside the U.S., approximately 5,600 of whom are in the manufacturing operations function. We believe that the continued success of our business will depend, in part, on our ability to attract and retain qualified personnel. In October 2007, we committed to an expense and head count reduction plan, which resulted in the elimination of approximately 2,300 positions worldwide.  We also eliminated 2,000 positions in connection with divestiture of our non-strategic businesses, which were completed in early 2008.  We added 500 positions during 2008, primarily in direct sales-related positions.  In early 2009, we announced our Plant Network Optimization plan, aimed at simplifying our plant network, reducing our manufacturing costs and improving gross margins, which we estimate will result in the reduction of approximately 300 positions by the end of 2011.

Seasonality

Our worldwide sales do not reflect any significant degree of seasonality; however, customer purchases have been lighter in the third quarter of prior years than in other quarters. This reflects, among other factors, lower demand during summer months, particularly in European countries.

Available Information

Copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge on our website (www.bostonscientific.com) as soon as reasonably practicable after we electronically file the material with or furnish it to the SEC. Our Corporate Governance Guidelines and Code of Conduct, which applies to all of our directors, officers and employees, including our Board of Directors, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, are also available on our website, along with any amendments to those documents. Any amendments to or waivers for executive officers or directors of our Code of Conduct will be disclosed on our website promptly after the date of any such amendment or waiver. Printed copies of these posted materials are also available free of charge to shareholders who request them in writing from Investor Relations, One Boston Scientific Place, Natick, MA 01760-1537. Information on our website or connected to our website is not incorporated by reference into this Annual Report.

Safe Harbor for Forward-Looking Statements

Certain statements that we may make from time to time, including statements contained in this report and information incorporated by reference into this report, constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words and include, among other things, statements regarding our financial performance; our growth strategy; the effectiveness of our restructuring, expense, head count reduction and plant network optimization initiatives; timing of regulatory approvals and plant certifications; our regulatory and quality compliance; expected research and development efforts; product development and iterations; new product launches and launches of our existing products in new geographies; our market position in the marketplace for our products and our sales and marketing strategy; the effect of new accounting pronouncements; the outcome of matters before taxing authorities; intellectual property and litigation matters; our ability to finance our capital needs and expenditures; the ability of our suppliers and third-party sterilizers to meet our requirements; our ability to meet the financial covenants required by our term loan and revolving credit facility, or to renegotiate the terms of or obtain waivers for compliance with those covenants; and our strategy regarding acquisitions, divestitures and strategic investments, as well as integration execution. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at this time and are not intended to be guarantees of future events or performance. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. As a result, investors are cautioned not to place undue reliance on any of our forward-looking statements.

Except as required by law, we do not intend to update any forward-looking statements below even if new information becomes available or other events occur in the future. We have identified these forward-looking statements below, which are based on certain risks and uncertainties, including the risk factors described in Item 1A under the heading “Risk Factors.” Factors that could cause actual results to differ materially from those expressed in forward-looking statements are contained below and in the risk factors described in Item 1A under the heading “Risk Factors.”

CRM

•	Our estimates for the worldwide CRM market, the increase in the size of the CRM market above existing levels and our ability to increase CRM net sales;

•
The overall performance of, and referring physician, implanting physician and patient confidence in, our and our competitors’ CRM products and technologies, including our COGNIS® CRT-D and TELIGEN® ICD systems and our LATITUDE® Patient Management System;

•	The results of CRM clinical trials undertaken by us, our competitors or other third parties;

•	Our ability to successfully launch next-generation products and technology features, including the INGENIO™ pacemaker system;

•	Our ability to grow sales of both new and replacement implant units;

•	Our ability to retain key members of our CRM sales force and other key personnel;

•	Competitive offerings in the CRM market and the timing of receipt of regulatory approvals to market existing and anticipated CRM products and technologies;

•	Our ability to successfully and timely implement a direct sales model for our CRM products in Japan; and

•	Our ability to avoid disruption in the supply of certain components or materials or to quickly secure additional or replacement components or materials on a timely basis.

Coronary Stents

•
Volatility in the coronary stent market, our estimates for the worldwide coronary stent market, the recovery of the coronary stent market and our ability to increase coronary stent net sales, competitive offerings and the timing of receipt of regulatory approvals to market existing and anticipated drug-eluting stent technology and other stent platforms;

•	Our ability to successfully launch next-generation products and technology features;

•	Our ability to maintain or expand our worldwide market positions through reinvestment in our two drug-eluting stent programs;

•
Our ability to manage the mix of our PROMUS® stent system net sales relative to our total drug-eluting stent net sales and to launch on-schedule a next-generation everolimus-eluting stent system with gross profit margins more comparable to our TAXUS® stent system;

•
Our share of the worldwide drug-eluting stent market, the distribution of share within the coronary stent market in the U.S. and around the world, the average number of stents used per procedure and average selling prices, and the penetration rate of drug-eluting stent technology in the U.S. and international markets;

•
The overall performance of, and continued physician confidence in, our and other drug-eluting stent systems, our ability to adequately address concerns regarding the perceived risk of late stent thrombosis, and the results of drug-eluting stent clinical trials undertaken by us, our competitors or other third parties;

•	Abbott’s ability to obtain approval for its XIENCE V™ everolimus-eluting coronary stent system in Japan and Abbott’s payment to us of the associated milestone obligation;

•
Our reliance on Abbott’s manufacturing capabilities and supply chain, and our ability to align our PROMUS® stent system supply from Abbott with customer demand through our forecasting and ordering processes;

•	Enhanced requirements to obtain regulatory approval in the U.S. and around the world and the associated impact on new product launch schedules and the cost of product approval and compliance;

•	Our ability to manage inventory levels, accounts receivable, gross margins and operating expenses and to react effectively to worldwide economic and political conditions; and

•	Our ability to retain key members of our cardiology sales force and other key personnel.

Litigation and Regulatory Compliance

•
Any conditions imposed in resolving, or any inability to resolve, our corporate warning letter or other FDA matters, as well as risks generally associated with our regulatory compliance and quality systems in the U.S. and around the world;

•
Our ability to minimize or avoid future FDA warning letters or field actions relating to our products and the on-going inherent risk of potential physician advisories or field actions related to medical devices;

•	The effect of our litigation; risk management practices, including self-insurance; and compliance activities on our loss contingencies, legal provision and cash flows;

•	The impact of our stockholder derivative and class action, patent, product liability, contract and other litigation, governmental investigations and legal proceedings;

•	Costs associated with our on-going compliance and quality activities and sustaining organizations;

•	The impact of increased pressure on the availability and rate of third-party reimbursement for our products and procedures worldwide; and

•	Legislative or regulatory efforts to modify the product approval or reimbursement process, including a trend toward demonstrating clinical outcomes, comparative effectiveness and cost efficiency.

Innovation

•
Our ability to complete planned clinical trials successfully, to obtain regulatory approvals and to develop and launch products on a timely basis within cost estimates, including the successful completion of in-process projects from purchased research and development;

•	Our ability to manage research and development and other operating expenses consistent with our expected net sales growth;

•
Our ability to develop next-generation products and technologies within our drug-eluting stent and CRM businesses, as well as our ability to develop products and technologies successfully in our other businesses;

•	Our ability to fund and achieve benefits from our focus on internal research and development and external alliances as well as our ability to capitalize on opportunities across our businesses;

•	Our failure to succeed at, or our decision to discontinue, any of our growth initiatives;

•	Our ability to integrate the strategic acquisitions we have consummated;

•	Our ability to fund with cash or common stock any acquisitions or alliances, or to fund contingent payments associated with these alliances;

•
Our ability to prioritize our internal research and development project portfolio and our external investment portfolio to keep expenses in line with expected revenue levels, or our decision to sell, discontinue, write down or reduce the funding of any of these projects;

•	The timing, size and nature of strategic initiatives, market opportunities and research and development platforms available to us and the ultimate cost and success of these initiatives; and

•	Our ability to successfully identify, develop and market new products or the ability of others to develop products or technologies that render our products or technologies noncompetitive or obsolete.

International Markets

•	Dependency on international net sales to achieve growth;

•	Risks associated with international operations, including compliance with local legal and regulatory requirements as well as changes in reimbursement practices and policies; and

•	The potential effect of foreign currency fluctuations and interest rate fluctuations on our net sales, expenses and resulting margins.

Capital Management

•
Our ability to implement, fund, and achieve sustainable cost improvement measures, including our plant network optimization plan, intended to improve overall gross profit margins, and sustaining our other expense and head count reduction initiatives and restructuring program;

•
Our ability to generate sufficient cash flow to fund operations, capital expenditures, and strategic investments, as well as to effectively manage our debt levels and covenant compliance and to minimize the impact of interest rate fluctuations on our earnings and cash flows;

•	Our ability to access the public and private capital markets when desired and to issue debt or equity securities on terms reasonably acceptable to us;

•	Our ability to recover substantially all of our deferred tax assets; and

•	The impact of examinations and assessments by domestic and international taxing authorities on our tax provision, financial condition or results of operations.

Other

•	Risks associated with significant changes made or to be made to our organizational structure, or to the membership of our executive committee or Board of Directors;

•	Risks associated with our acquisition of Guidant, including, among other things, the indebtedness we have incurred and the integration challenges we will continue to face;

•	Our ability to retain our key employees and avoid business disruption and employee distraction as we execute our expense and head count reduction and plant network optimization initiatives; and

•
Our ability to maintain management focus on core business activities while also concentrating on resolving the corporate warning letter and implementing strategic initiatives, including expense and head count reductions and our restructuring program and our plant network optimization plan, in order to streamline our operations, reduce our debt obligations and improve our gross margins.

Several important factors, in addition to the specific factors discussed in connection with each forward-looking statement individually and the risk factors described in Item 1A under the heading “Risk Factors,” could affect our future results and growth rates and could cause those results and rates to differ materially from those expressed in the forward-looking statements and the risk factors contained in this report. These additional factors include, among other things, future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; financial market conditions; and future business decisions made by us and our competitors, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Therefore, we wish to caution each reader of this report to consider carefully these factors as well as the specific factors discussed with each forward-looking statement and risk factor in this report and as disclosed in our filings with the SEC. These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this report.